UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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TSCAN THERAPEUTICS, INC.

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EXPLANATORY NOTE

On April 25, 2023, TScan Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission a notice and definitive proxy statement (the “Proxy Statement”) for its 2023 Annual Meeting of Stockholders to be held on Tuesday, June 13, 2023 at 8:00 a.m. Eastern Time (the “2023 Annual Meeting”).

The Company is filing these definitive additional proxy materials to add a proposal to approve an amendment to the TScan Therapeutics, Inc. 2021 Equity Incentive Plan to increase the number of shares of voting common stock authorized for issuance under the plan and amend and supplement certain information contained in the Proxy Statement with respect to the 2023 Annual Meeting and to file an amended form of proxy card. Other than the definitive additional materials filed herewith, no other information in the Proxy Statement has been revised, supplemented, updated or amended.

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2023

June 2, 2023

On April 25, 2023, TScan Therapeutics Inc. (“TScan”, the “Company”, “we” or “us”) filed a Notice and Definitive Proxy Statement (collectively, the “Proxy Statement”) relating to its 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) to be held at 8:00 a.m. Eastern Time on Tuesday, June 13, 2023, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/TCRX2023.

This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Proxy Statement.

This Supplement adds an additional proposal for consideration at the 2023 Annual Meeting, Proposal No. 3, which seeks approval of an amendment to the TScan Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) to increase the number of shares available for issuance under the 2021 Plan by 7,500,000 shares (the “Plan Amendment”), as more fully described below in this Supplement. On May 24, 2023, upon the recommendation of the Compensation Committee, our Board of Directors approved the Plan Amendment and our Compensation Committee approved stock option awards, each subject to and contingent on stockholder approval of the Plan Amendment.

You should resubmit your vote on all three proposals being considered at the 2023 Annual Meeting by one of the alternatives described in the Proxy Statement. The receipt of your new proxy or voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit your new proxy or voting instructions, your previously submitted proxy or voting instructions will be voted at the 2023 Annual Meeting with respect to all other proposals, but will not be counted in determining the outcome of Proposal No. 3.

This Supplement does not provide all of the information that is important to your decisions in voting at the 2023 Annual Meeting. Additional information is contained in the Proxy Statement for our 2023 Annual Meeting, as well as our Annual Report for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), that was previously made available to our stockholders.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 13, 2023

This Supplement, the Proxy Statement and our 2022 Annual Report to Stockholders are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/TCRX2023.

PROPOSAL NO. 3—APPROVAL OF AMENDMENT OF THE COMPANY’S 2021 EQUITY INCENTIVE PLAN

Our Board of Directors believes that stock-based incentive awards can play an important role in the success of our company by encouraging and enabling our employees, officers, non-employee directors and consultants upon whose judgment, initiative, and efforts we largely depend on for the successful conduct of our business to acquire a proprietary interest in our company. Our Board of Directors believes that providing such persons with a direct stake in our company assures a closer identification of the interests of such individuals with ours and our stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us. Furthermore, TScan competes for talent in a highly competitive environment and equity awards are a key tools used to attract and retain employees.

On May 24, 2023, upon the recommendation of the Compensation Committee, the Company’s Board of Directors approved, subject to and contingent on the approval by the stockholders of the Company within 12 months of the date of such Board approval, Amendment No. 1 (the “Plan Amendment”) to the TScan Therapeutics, Inc. 2021 Equity Incentive Plan (as so amended, the “Amended 2021 Plan”), increasing the number of shares of voting common stock reserved for issuance thereunder by 7,500,000 shares.

On May 24, 2023, the Compensation Committee of the Board approved stock option awards for an aggregate of 7,148,100 shares of voting common stock to executive officers and other employees with an exercise price equal to the closing price of the voting common stock on the effective date of the grant of $2.49. The Compensation Committee and Board intend to approve stock option awards for an aggregate of 255,000 shares of voting common stock to non-employee directors and scientific advisory board members on the date of the 2023 Annual Meeting, with an exercise price equal to the closing price of the voting common stock on such date of grant. These 7,403,100 stock option awards (the “Contingent Stock Option Awards”) are subject to and contingent upon the approval of the Plan Amendment by the stockholders of the Company on or within 12 months of the date the Plan Amendment was approved by the Board. The Contingent Stock Option Awards would be subject to vesting schedules, based on the recipient’s continued service to the Company through the vesting date.

On June 1, 2023, the Company completed an underwritten public offering (the “2023 Public Offering) of 23,287,134 shares of its voting common stock and pre-funded warrants to purchase up to an aggregate of 47,010,526 shares of its common stock, at a public offering price of $2.00 per share and $1.9999 per pre-funded warrant, raising approximately $140.6 million in gross proceeds, and extending its cash runway into 2026, based on its current expectations regarding operating expenses and capital expenditure requirements.

In light of the size and terms of the 2023 Public Offering, the Board believes that the grant of the Contingent Stock Option Awards, subject to stockholder approval of the Plan Amendment, is necessary for the retention and incentivization of our executive officers, employees and other service providers. The Plan Amendment was intended to make sufficient shares available for the grant of the Contingent Stock Option Awards, subject to and contingent upon the approval of the Plan Amendment by the stockholders of the Company. The stock option awards to our executive officers and employees have an exercise price equal to the closing price of the voting common stock on the date of the grant of $2.49, expire 10 years from the date of grant and are subject to vesting over four years, with one portion commencing vesting on May 24, 2023, and a second portion commencing vesting on February 2, 2024. The additional 255,000 Contingent Stock Option Awards are expected to have similar terms, with an exercise price equal to the closing price of the voting common stock on the date of grant on the date of the 2023 Annual Meeting.

The Plan Amendment, subject to the approval of our stockholders, increases the number of shares of common stock authorized for future grant under the Amended 2021 Plan by 7,500,000 shares, so that, together with the 2,658,941 shares that remain available for new awards as of June 1, 2023 (1,957,259 from the 2021 Equity Plan and 701,682 from the 2018 Stock Plan), a total of 10,158,941 shares of our common stock will be available for new awards, subject to the share counting, share recycling and adjustment provisions, including the annual increase, set forth in the Amended 2021 Plan and described below (or 2,755,841 shares available for new awards in addition to the 7,403,100 Contingent Stock Option Awards described above). The proposed increase represents approximately 7.5% of the Company’s outstanding common stock, pre-funded warrants and options, as of June 1, 2023. The 2,658,941 shares that remained available for new awards as of June 1, 2023, represented approximately 9.1% of the Company’s outstanding common stock and options prior to the 2023 Public Offering, and approximately 2.7% of the Company’s outstanding common stock, pre-funded warrants and options immediately after the 2023 Public Offering.

Summary of Material Features of the Amended 2021 Plan

The material features of the Amended 2021 Plan are:

•

The maximum number of shares of common stock to be issued under the Amended 2021 Plan is (1) 10,778,048; plus (2) the number of shares as is equal to the sum of (x) the number of shares of our common stock reserved for issuance under the 2018 Stock Plan that remained available for grant under the 2018 Stock Plan immediately prior to the effectiveness of the registration statement with respect to our initial public offering and (y) the number of shares of our common stock subject to outstanding awards under the Amended 2021 Plan or the 2018 Stock Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, or the Annual Increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022 and continuing until, and including, the fiscal year ending December 31, 2031, equal to the lower of (i) 4% of the number of shares of our common stock outstanding on the last day of the preceding fiscal year and (ii) an amount of shares determined by our Board of Directors;

•	The maximum number of shares of common stock that can be issued under the Amended 2021 Plan as incentive stock options is 10,778,048;

•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards is permitted;

•

The value of all awards awarded under the Amended 2021 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director or $1,500,000 in the case of a new director during his or her first year of service;

•	To the extent required by Nasdaq, any material amendment to the Amended 2021 Plan is subject to approval by our stockholders;

•	Any dividend equivalents granted as a component of restricted stock units are subject to the same vesting provisions as the underlying award; and

•	The term of the Amended 2021 Plan will expire on June 13, 2031.

Based solely on the closing price of our common stock as reported by Nasdaq on June 1, 2023 and the maximum number of shares that would have been available for awards as of such date under the Amended 2021 Plan had it been in effect on such date, the maximum aggregate market value of the common stock that could potentially be issued under the Amended 2021 Plan is $23,500,000. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise), under the Amended 2021 Plan or 2018 Stock Plan will be added back to the shares of common stock available for issuance under the Amended 2021 Plan. Shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the Amended 2021 Plan.

Rationale for Plan Amendment

The request for stockholders to approve an increase of 7,500,000 shares available for new awards under the Amended 2021 Plan was determined to make sufficient shares available for the grant of the Contingent Stock

Option Awards for an aggregate of 7,403,100 shares, subject to and contingent upon the approval of the Plan Amendment by the stockholders of the Company, The Compensation Committee was assisted by its independent compensation consultant FW Cook in determining an appropriate increase of the number of authorized shares under the Amended 2021 Plan, and the appropriate number of stock option awards to grant subject to and contingent on stockholder approval of the Plan Amendment.

If this proposal is approved by our stockholders at the 2023 Annual Meeting, the Plan Amendment will become effective on the date of the 2023 Annual Meeting. If stockholders do not approve this proposal, then the proposed increase in the shares available for awards under the 2021 Plan shall not be made, and the 2021 Plan will otherwise remain in effect in accordance with its terms. In such event, the grant of stock option awards to our executive officers and other employees approved by the Compensation Committee shall not become effective, which the Board believes would negatively impact the retentive value of the current equity compensation arrangements, and the ability of the Board of Directors and/or Compensation Committee to grant equity awards to adequately recruit and incentivize talent. In such a circumstance, the Compensation Committee may exercise its discretion to make award grants of reduced size to executive officers, employees and directors from the shares currently available for awards under the 2021 Plan.

The following table sets forth certain information about the 2021 Plan as of June 1, 2023, and the potential overhang under the Amended 2021 Plan with 7,500,000 additional new shares:

Number of shares relating to stock options outstanding as of June 1, 2023	4,988,549
Weighted average remaining term of outstanding options	7.37
Weighted average exercise price of outstanding options	$5.14
Remaining number of authorized shares as of June 1, 2023 for future grants under the 2021 Plan and the 2018 Stock Plan	2,658,941
Number of new shares requested under the Amended 2021 Plan	7,500,000
Total number of authorized shares under the Amended 2021 Plan (1)	10,158,941
Total potential overhang under the Amended 2021 Plan (2)	15,147,490
Number of shares of common stock outstanding as of June 1, 2023	47,604,213
Fully-diluted shares of common stock including shares reserved for issuance (3)	109,762,229
Percentage of fully-diluted common stock outstanding represented by proposed increase in option pool of 7,500,000 shares	6.8%

(1)

The total number of authorized shares for future grants under the Amended 2021 Plan includes (i) 7,500,000 additional shares requested, plus (ii) 2,658,941 shares that remained available for grants under the 2021 Equity Incentive Plan and the 2018 Stock Plan as of June 1, 2023. Any shares covered by outstanding awards under the 2021 Equity Incentive Plan or 2018 Stock Plan that are forfeited, expired, or are settled in cash, after the effective date of the Amended 2021 Plan will be added to the maximum aggregate number of shares that may be issued under the Amended 2021 Plan.

(2)

The total potential overhang under the Amended 2021 Plan in the foregoing table consists of 4,988,549 shares subject to stock options outstanding as of June 1, 2023, plus 2,658,941 shares that remained available for grants under the 2018 Stock Plan and the 2021 Equity Incentive Plan as of June 1, 2023, plus the number of new shares requested for approval by stockholders under the Amended 2021 Plan.

(3)

The fully diluted shares of common stock in the foregoing table consists of (1) the shares of voting and non-voting common stock outstanding as of June 1, 2023 of 47,604,213, (2) the number of shares of voting common stock issuable upon exercise of the pre-funded warrants, each with an exercise price of $0.0001 per share, outstanding as of June 1, 2023 of 47,010,526, (3) stock options outstanding under the 2018 Stock Plan and 2021 Equity Incentive Plan as of June 1, 2023 of 4,988,549, (4) equity awards available for issuance under the 2018 Stock Plan and 2021 Equity Incentive Plan as of June 1, 2023 of 2,658,941, plus (5) the number of new shares requested under the Amended 2021 Plan of 7,500,000. This amount excludes shares of common stock potentially issuable under the Loan and Security Agreement, dated as of September 9, 2022, between us and K2 HealthVentures LLC, which shares may be issuable upon conversion of such loan, at the election of K2 HealthVentures LLC, based on the portion of the principal amount of the term loans outstanding at the time of conversion.

Summary of the Amended 2021 Plan

The following description of certain features of the Amended 2021 Plan is intended to be a summary only. The full text of the 2021 Plan was filed as an exhibit to our Registration Statement on Form S-1 filed with the SEC on May 5, 2021 and the Plan Amendment is attached hereto as Appendix A.

Shares Available for Issuance. The Amended 2021 Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, or RSUs, and other stock-based awards. We refer to these securities as Awards. If stockholders approve this amendment, the number of shares available for future Awards under the Amended 2021 Plan as of the date of the Annual Meeting would be the sum of (1) 10,778,048; plus (2) the number of shares as is equal to the sum of (x) the number of shares of our common stock reserved for issuance under the 2018 Stock Plan that remained available for grant under the 2018 Stock Plan immediately prior to the effectiveness of the registration statement with respect to our initial public offering and (y) the number of shares of our common stock subject to outstanding awards under the Amended 2021 Plan or 2018 Stock Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, or the Annual Increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022 and continuing until, and including, the fiscal year ending December 31, 2031, equal to the lower of (i) 4% of the number of shares of our common stock outstanding on the last day of the preceding fiscal year; and (ii) an amount determined by our Board of Directors. Shares of common stock delivered to us by a participant to purchase common stock upon exercise of an Award or to satisfy tax withholding obligations related to an Award (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares of common stock available for the future grant of Awards under the Amended 2021 Plan. Certain sub-limitations apply to Awards under the Amended 2021 Plan. The maximum number of shares of common stock that be issued under the Amended 2021 Plan as incentive stock options is 10,778,048.

Types of awards. The Amended 2021 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options;

•	stock appreciation rights;

•	restricted shares; and

•	stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the Amended 2021 Plan may not be less than 100% of the fair market value of our common stock on the grant date. Optionees will be permitted to pay the exercise price in cash or, with the consent of the Compensation Committee:

•	with shares of common stock that the optionee already owns;

•	by an immediate sale of shares through a broker approved by us;

•	by instructing us to withhold a number of shares having an aggregate fair market value that does not exceed the exercise price; or

•	by other methods permitted by applicable law.

An optionee who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights may not be less than 100% of the fair market value of our common stock on the grant date. The settlement value of a stock appreciation right may be paid in cash, shares of our common stock or a combination.

Options and stock appreciation rights vest as determined by the Compensation Committee. In general, they will vest over a four-year period following the date of grant. Options and stock appreciation rights expire at the time determined by the Compensation Committee but in no event more than ten years after they are granted. These awards generally expire earlier if the participant’s service terminates earlier.

Restricted Shares and Stock Units. Restricted shares and stock units may be awarded under our 2021 Plan in return for any lawful consideration, and participants who receive restricted shares or stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting. Vesting may be based on length of service, the attainment of performance-based milestones or a combination of both, as determined by the Compensation Committee.

Eligibility to Receive Awards. Employees, non-employee directors, consultants and advisors are eligible to participate in the Amended 2021 Plan. Under the Amended 2021 Plan, the aggregate grant date fair value of awards granted to our non-employee directors may not exceed $750,000 in any one fiscal year, except that the grant date fair value of awards granted to newly appointed non-employee directors may not exceed $1,500,000 in the fiscal year in which such non-employee director is initially appointed to our board of directors.

Under current law, incentive stock options may only be granted to our employees and our present or future parent or subsidiaries. The granting of Awards under the Amended 2021 Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group, except that Awards are subject to the limitations described above, and the grant of stock option awards for 7,403,100 shares as described below under “—Plan Benefits” and “—New Plan Benefits.”

Administration. The Compensation Committee of our Board of Directors administers the Amended 2021 Plan. The Compensation Committee will have complete discretion to make all decisions relating to the Amended 2021 Plan and outstanding awards, including repricing outstanding options and modifying outstanding awards in other ways.

Effect of Certain Corporate Transactions. In the event we are a party to a merger, consolidation or certain change in control transactions, outstanding awards granted under the Amended 2021 Plan, and all shares acquired under the Amended 2021 Plan, will be subject to the terms of the definitive transaction agreement (or, if there is no such agreement, as determined by our Compensation Committee). Unless an award agreement provides otherwise, such treatment may include any of the following with respect to each outstanding award:

•	the continuation, assumption or substitution of an award by a surviving entity or its parent;

•	the cancellation of an award without payment of any consideration;

•

the cancellation of the vested portion of an award (and any portion that becomes vested as of the effective time of the transaction) in exchange for a payment equal to the excess, if any, of the value that the holder of each share of our common stock receives in the transaction over (if applicable) the exercise price otherwise payable in connection with the award; or

•

the assignment of any reacquisition or repurchase rights held by us in respect of an award of restricted shares to the surviving entity or its parent (with proportionate adjustments made to the price per share to be paid upon exercise of such rights).

The Compensation Committee is not required to treat all awards, or portions thereof, in the same manner.

The vesting of an outstanding award may be accelerated by the administrator upon the occurrence of a change in control, whether or not the award is to be assumed or replaced in the transaction, or in connection with a termination of service following a change in control transaction.

A change in control includes:

•	any person acquiring beneficial ownership of more than 50% of our total voting power;

•	the sale or other disposition of all or substantially all of our assets; or

•	our merger or consolidation after which our voting securities represent 50% or less of the total voting power of the surviving or acquiring entity.

Changes in Capitalization. In the event of certain changes in our capital structure without our receipt of consideration, such as a stock split, reverse stock split or dividend paid in common stock, proportionate adjustments will automatically be made to:

•	the maximum number and kind of shares available for issuance under our 2021 Plan, including the maximum number and kind of shares that may be issued upon the exercise of incentive stock options;

•	the maximum number and kind of shares covered by, and exercise price, base price or purchase price, if any, applicable to each outstanding stock award; and

•	the maximum number and kind of shares by which the share reserve may increase automatically each year.

In the event that there is a declaration of an extraordinary dividend payable in a form other than our common stock in an amount that has a material effect on the price of our common stock, a recapitalization, a spin-off or a similar occurrence, the Compensation Committee may make such adjustments to any of the foregoing as it deems appropriate, in its sole discretion.

Prohibition on Repricing. Notwithstanding anything in the Amended 2021 Plan to the contrary, and other than pursuant to Section 9 of the Amended 2021 Plan that addresses equitable adjustments, the Compensation Committee will not without the approval of the Company’s stockholders (a) lower the exercise price per share of an option (or grant price of a SAR) after it is granted, (b) cancel an option or SAR in exchange for an option or SAR with a lower exercise price, cash or another grant (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

Amendments or Termination. Our Board of Directors may amend, suspend or terminate the Amended 2021 Plan at any time. If our Board of Directors amends the Amended 2021 Plan, it does not need stockholder approval of the amendment unless required by applicable law, regulation or rules, including the rules of the Nasdaq Stock Market. The Amended 2021 Plan will terminate automatically 10 years after the later of the date when our Board of Directors adopted the 2021 Plan or approved the latest share increase that was also approved by our stockholders.

Effective Date of Plan. The 2021 Plan was originally approved by our Board of Directors on April 22, 2021 and our stockholders approved the 2021 Plan in May 2021. The 2021 Plan was intended to replace our 2018 Stock Plan; however, awards outstanding under our 2018 Stock Plan continue to be governed by their existing terms. On May 24, 2023, the Board approved the Plan Amendment, subject to shareholder approval within 12 months of such date.

Plan Benefits

Since the initial approval of the 2021 Plan through June 1, 2023, the following number of equity awards have been granted to the individuals and groups described in the table below. No other equity awards have been granted to any other individuals or groups under the 2021 Plan as of such date.

Name and Position	Number of Shares of Common Stock Underlying Options		Number of Shares of Common Stock Underlying Contingent Stock Option Awards(1)
Gavin MacBeath, Chief Executive Officer	280,000		1,121,300
Brian Silver, Chief Financial Officer	585,441		632,500
David Southwell, Former President and Chief Executive Officer	475,000	(2)	—
All current executive officers, as a group	1,340,441		1,753,800
All current directors who are not executive officers, as group	73,168		255,000
All Nominees for Election as a Director	—		—
Associates of our executive officers, directors and nominees for director	—		—
Each person who has received or is to receive more than 5% of such equity awards	1,860,441		2,613,800
All current employees, including all current officers who are not executive officers, as a group	2,490,517		5,394,300

(1)	Contingent stock option awards are subject to and contingent upon stockholder approval of the Plan Amendment.
(2)	Amount includes cancelled options under the 2021 Plan of 394,792 and options outstanding under the 2021 Plan of 80,208 as of June 1, 2023.

New Plan Benefits

Because the grant of awards under the Amended 2021 Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended 2021 Plan, other than with respect to the Contingent Stock Option Awards for 7,403,100 shares, subject to and contingent upon stockholder approval of the Plan Amendment, described above under “—Plan Benefits.” The stock option awards for 7,148,100 shares granted to our executive officers and employees have an exercise price equal to the closing price of the voting common stock on the date of the grant of $2.49, expire 10 years from the date of grant and are subject to vesting conditions based on continued employment or service to the Company at the time of scheduled vesting. Specifically, 3,526,300 would vest as follows: 25% on the one-year anniversary of May 24, 2023 and the balance in 36 monthly installments thereafter and 3,621,800 would vest as follows: 25% on February 2, 2025 and the balance in 36 monthly installments thereafter, in each case subject to continued employment. The additional 255,000 Contingent Stock Option Awards are expected to have similar terms, with an exercise price equal to the closing price of the voting common stock on the date of grant on the date of the 2023 Annual Meeting.

If the Plan Amendment is approved by stockholders, the additional shares of the Company’s voting common stock available for issuance under the Amended 2021 Plan will be registered pursuant to registration statement on Form S-8 promptly after such stockholder approval is obtained.

On June 1, 2023, the closing price of our common stock on the Nasdaq Global Market was $2.31 per share, and based solely on this closing price, the aggregate market value of the shares that would be issuable upon exercise of all 7,403,100 Contingent Stock Option Awards is $17,101,161. The aggregate exercise price payable to the Company for the 7,148,100 shares issuable upon exercise of the 7,148,100 stock option awards grant to executive officers and employees would be $17,798,769.

Tax Aspects under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Amended 2021 Plan. It does not describe all federal tax consequences under the Amended 2021 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the Amended 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, our deduction for awards under the Amended 2021 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

VOTE REQUIRED

The amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 3). Abstentions and broker non-votes will not be counted as votes cast or voted on Proposal No. 3. Accordingly, abstentions and broker non-votes will have no effect on the voting on Proposal No. 3.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO THE AMENDMENT OF THE TSCAN THERAPEUTICS, INC. 2021 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO AWARDS.

CORPORATE GOVERNANCE

Election of Director; Chief Executive Officer

On May 24, 2023, the Board of Directors appointed Gavin MacBeath, Ph.D., as Chief Executive Officer and member of the Board, effective May 24, 2023. Dr. MacBeath will serve as a Class I director until the annual meeting of stockholders to be held in 2025, or until his earlier death, resignation or removal. Dr. MacBeath had been serving as acting Chief Executive Officer, since March 28, 2023, and as Chief Scientific and Operating Officer of the Company. Dr. MacBeath ceased to serve as Chief Scientific and Operating Officer of the Company effective May 24, 2023.

In connection with Dr. MacBeath’s appointment as Chief Executive Officer of the Company, the Board agreed to increase his base salary to $565,000 from $470,000, and his target annual bonus to 50% from 40% of his base salary.

On May 24, 2023, Dr. MacBeath also received an award of stock options for 1,121,300 shares of common stock with an exercise price equal to the closing price on the Nasdaq Global Market on the date of grant of $2.49 per share. These stock option awards were part of a grant to other recipients on May 24, 2023, all of which are subject to and contingent upon the approval by the Company’s stockholders of the Plan Amendment. Of the options granted to Dr. MacBeath, 536,300 would vest as follows: 25% on the one-year anniversary of May 24, 2023 and the balance in 36 monthly installments thereafter and 585,000 would vest as follows: 25% on February 2, 2025 and the balance in 36 monthly installments thereafter, in each case subject to Dr. MacBeath’s continued employment.

SOLICITATION OF VOTES

We have engaged Alliance Advisors as proxy solicitor for the 2023 Annual Meeting for a base fee of $12,500 plus fees for additional services. We have also agreed to reimburse Alliance Advisors for its reasonable out of pocket expenses. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone,

facsimile or other electronic means.

VOTING MATTERS

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “for” or “against” such proposal. If you hold your shares of voting common stock in your own name and abstain from voting on this matter, your abstention will have no effect on the outcome of the vote on Proposal No. 3. If you hold your shares of voting common stock through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of the vote on Proposal No. 3. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Additionally, if you have already completed and returned the original proxy card and you do not complete and return a signed revised proxy card, your vote on the other proposals will be voted at the Annual Meeting, but you will not have a recorded vote with respect to this proposal, and your non-vote will be treated as an abstention and will have no effect on the approval of this Proposal No. 3.

The form of proxy card (the “Original Proxy Card”) included in the Company’s original definitive proxy materials accompanying the Proxy Statement remains valid for Proposal No. 1 and Proposal No. 2. The amended proxy card enclosed with this Supplement (the “Amended Proxy Card”) differs from the proxy card previously furnished to you with the Proxy Statement in that the enclosed proxy card includes Proposal No. 3. You may vote on all proposals by submitting the Amended Proxy Card enclosed with this Supplement or submitting a proxy via the Internet or by telephone by following the procedures on your Amended Proxy Card. Properly executed proxies that do not contain voting instructions for any item will be voted in accordance with the recommendations of the Board of Directors as described on the Amended Proxy Card and in this Supplement.

If you have already voted, you should resubmit your vote on all three proposals by submitting the Amended Proxy Card enclosed with this Supplement. Proxies already returned by stockholders will remain valid and voting common stock represented thereby will be voted at the meeting in accordance with your instructions on all proposals, other than Proposal 3, unless revoked as described in the Proxy Statement. The receipt of your new proxy or voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit your new proxy or voting instructions, your previously submitted proxy or voting instructions will be voted at the 2023 Annual Meeting with respect to all other proposals but will not be counted in determining the outcome of Proposal No. 3.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THIS SUPPLEMENT, THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY TSCAN THERAPEUTICS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE MAKING ANY VOTING DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

APPENDIX A

AMENDMENT NO. 1

TO THE

TSCAN THERAPEUTICS, INC.

2021 EQUITY INCENTIVE PLAN

WHEREAS, TScan Therapeutics, Inc. (the “Company”) maintains the TScan Therapeutics, Inc. 2021 Equity Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;

WHEREAS, the Board desires to amend the Plan to increase the number of shares available for issuance under the Plan;

WHEREAS, Section 13.2 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders within 12 months of its adoption by the Board and if, for any reason, the Company’s stockholders fail to approve this Amendment within 12 months of its adoption by the Board, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1. Plan Amendments.

(a)	Section 3.1 of the Plan is hereby amended by deleting “26,880,000” where it appears in the first sentence thereof and replacing it with “10,778,048.”

(b)	Section 3.5(a) of the Plan is hereby amended by deleting “26,880,000” where it appears in the first sentence thereof and replacing it with “10,778,048.”

3. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

4. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been adopted by the Board of Directors of the Company this 24th day of May, 2023.

NAME THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Class II director to serve for a three-year term and until her successor has been duly elected and qualified or until her earlier resignation or removal: Nominees 01 Katina Dorton, JD, MBA The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 0 0 0 the fiscal year ending December 31, 2023 3 To approve an amendment to the TScan Therapeutics, Inc. 2021 Equity Incentive Plan to increase the number of 0 0 0 shares of voting common stock authorized for issuance under the plan by 7,500,000 shares NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof. 6 Investor Address Line 1 0 . Investor Address Line 2 0 . . R1 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000616175 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TSCAN THERAPEUTICS, INC. 830 WINTER STREET WALTHAM, MA 02451 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 12, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/TCRX2023. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 12, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement are available at www.proxyvote.com TSCAN THERAPEUTICS, INC. Annual Meeting of Stockholders June 13, 2023 8:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Gavin MacBeath and Brian Silver, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TSCAN THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 8:00 AM ET on June 13, 2023, at the Meeting to be held via internet, www.virtualshareholdermeeting.com/TCRX2023 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ RECOMMENDATIONS. . 6 . 0 . 0 R1 _ 2 0000616175 Continued and to be signed on reverse side